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                                                                       Exhibit 5





October 11, 2002

General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT  06927

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 being filed on October 11th, 2002 by General Electric Capital Corporation (the "Company") with the Securities and Exchange Commission (the "Commisssion") under the Securities Act of 1933, as amended, for the registration of $50,000,000,000 aggregate principal amount of the Company's debt securities (the "Notes"), warrants to purchase debt securities (the "Warrants"), Variable Cumulative Preferred Stock, par value $100 per share, Preferred Stock, par value $.01 per share (collectively, the "Preferred Stock")and guarantees, letters of credit, notes and other loan obligations and other credit support obligations and interests therein (collectively, the "Support Obligations"). Any Notes will be issued from time to time either in whole under one or the other of two amended and restated indentures, or in part under each of such indentures, one of which is dated as of February 27, 1997 between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as successor trustee, as supplemented through the date hereof, and the other one of which is dated as of February 28, 1997 between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan
Bank), as successor trustee, as supplemented through the date hereof (each of such indentures, as so supplemented, being herein called a "Debt Indenture" and such indentures being collectively called the "Debt Indentures"). Any Warrants to purchase any of the Notes will be issued under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof, as Warrant Agent (each a "Warrant Agreement"). Any Preferred Stock will be issued in series pursuant to the terms set forth in Articles of Incorporation of the Company, as amended and supplemented from time to time. Support Obligations in the form of notes and other loan obligations, and related interests therein, may be issued from time to time under an indenture which is dated as of June 3, 1994 between the Company and JPMorgan

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Chase Bank (formerly known as The Chase Manhattan Bank), as successor trustee, as supplemented through the date hereof (the indenture, as supplemented being called herein the "Support Indenture").

I have reviewed such corporate records, certificates and other documents as I have considered necessary or appropriate for purposes of this opinion. Based on the foregoing and subject to the qualifications set forth below, I am of the opinion that:

1. When, as, and if: (i) the issuance of the Notes and approval of the final terms thereof have been duly authorized by appropriate corporate action and (ii) the Notes have been duly executed, authenticated and delivered against payment therefor; then, subject to the final terms of the Notes being in compliance with then applicable law, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Debt Indenture or Debt Indentures, as the case may be.

2. When, as, and if: (i) the issuance of the Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action, (ii) the related Warrant Agreement or Warrant Agreements, as the case may be, under which the Warrants are to be issued have been duly authorized, executed and delivered, (iii) the Warrants have been duly executed, countersigned and delivered against payment therefor; then, subject to the final terms of the Warrants being in compliance with then applicable law, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Warrant Agreements, as the case may be, pursuant to which such Warrants were issued.

3. When, as, and if: further action by the Board of Directors or a duly authorized committee thereof, establishing the designation of, and certain other particular terms of, the Preferred Stock of any series and approving the Certificate of Designations relating to such series, has been taken, (ii) such Certificate of Designations has been duly filed with the Secretary of the State of Delaware, and (iii) the Preferred Stock has been issued and delivered in accordance with its


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         terms and applicable law against full payment therfor; then, the shares of Preferred Stock will have been duly authorized by appropriate corporate action and the shares of Preferred Stock of such series will be validly issued, fully paid and non assessable.

4. When, as, and if: (i) the issuance of Support Obligations and approval of the final terms thereof have been duly authorized by appropriate corporate action and (ii) the Support Obligations have been duly executed and delivered; then, subject to the final terms of the Support Obligations being in compliance with then applicable law, the Support Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will, in the case of Support Obligations that are notes or other loan obligations and related interests therein issued under the Support Indenture, entitle the holders thereof to the benefits provided by the Support Indenture.

The opinions expressed above with respect to enforceability are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). The above opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my delivery of this opinion under the caption "Legal Opinions" in the Registration Statement.

Very truly yours,





Alan M. Green